EXHIBIT 99.1


                             [GOAMERICA LETTERHEAD]

CONTACT:

Joe Karp
Voice 201-527-1518
TTY 201-527-1520
jkarp@goamerica.com



             GOAMERICA(R) ENHANCES WYNDTELL(R) SERVICE OFFERING WITH
                             SPRINT RELAY WIRELESSSM

   GOAMERICA-POWERED FEATURE EXPANDS COMMUNICATION OPTIONS FOR WYNDTELL USERS

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           Introduces Connect-A-Friend, A New Customer Rewards Program

Hackensack, NJ -May 18, 2004 - GoAmerica (NASDAQ: GOAM and GOAMD) today announced that it would include "Sprint Relay Wireless, Powered By GoAmerica" as a standard feature across all of its WyndTell service offerings that operate on RIM handheld devices. Announced by Sprint earlier this month, Sprint Relay Wireless connects people who are deaf with people who are hearing through the telecommunications relay service.

"WyndTell service has been a prominent part of the Deaf community for nearly seven years," said Joe Karp, vice president of marketing for GoAmerica. "By making Sprint Relay Wireless available to the thousands of WyndTell customers across the U. S., we're significantly expanding access to this important communication tool. For our deaf consumers, being able to use Sprint Relay at their convenience and at their choice of location is a big benefit."

Developed for Sprint by GoAmerica, Sprint Relay Wireless extends the availability of Sprint's popular Sprint Relay OnlineSM service to a variety of wireless devices, enabling people who are deaf, hard of hearing or speech-impaired to communicate using relay quickly and easily while on the go.

"In the short time since we announced the service, Sprint Relay Wireless has generated a lot of interest," said Mike Ligas, region vice president, Sprint Relay. "We believe that adding mobility to our top-performing relay services will be a home run with consumers that rely on Sprint Relay to help them communicate."

Sprint Relay Wireless will come pre-installed as a part of all WyndTell service plans on RIM handhelds beginning May 24. Once available, current WyndTell users can download the service by visiting www.wyndtell.com/relay.

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               New Connect-A-Friend Program Rewards WyndTell Users

Separately, GoAmerica also announced its new Connect-A-Friend program, a web-based referral program that rewards WyndTell customers when friends and family they refer sign up for WyndTell service.

"Recent surveys have revealed a strong interest in a rewards program for our customers," added Karp. "Connect-A-Friend is a straightforward, easy-to-use rewards program that makes telling friends and family about WyndTell as easy as sending an email message."

Customers refer people by including their email address in a message sent to a special email address. When people who are referred to the service sign up, they and their referring friend each receive a $25 service credit after 60 days. Customers can easily track their referrals online via a special web page.

Connect-A-Friend is expected to be available to all WyndTell customers beginning May 26th.

SPRINT RELAY PORTFOLIO OF SERVICES

Sprint has nearly 14 years of experience in providing relay services to persons who are deaf, hard of hearing, deaf-blind or speech disabled to communicate with hearing persons on the phone. Sprint offers relay services through an intelligent platform to 32 states, the Commonwealth of Puerto Rico and the federal government. Sprint's experience in the field provides the assurance that all Sprint Relay services will meet or exceed Federal Communications Commission requirements for telecommunications relay services (TRS). Relay service is available 24 hours a day, 365 days a year, with no restrictions on the number of calls placed or call length. For more information visit www.sprintrelay.com.

ABOUT SPRINT

Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 65,000 employees worldwide and over $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.

ABOUT GOAMERICA

GoAmerica is a leading provider of wireless telecommunications services for people with hearing loss. The Company's vision is to improve the quality of life for people who are deaf or hard of hearing by being their premier provider of innovative communication services. WyndTell(R)--a GoAmerica service--is the wireless service of choice for thousands of deaf consumers across the U. S., and was recognized for Excellence in Universal Design and Technology, by the California Governor's Committee for the Employment of Disabled Persons. For more information, visit www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717.


The statements contained in this news release (including our estimate regarding the availability and sufficiency of cash resources) that are not based on historical fact are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of forward-looking terminology such as

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"may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to successfully manage our strategic alliance with EarthLink; (iii) our dependence on EarthLink to provide billing, customer and technical support to certain of our subscribers; (iv) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (v) our dependence on wireless carrier networks; (vi) our ability to respond to increased competition in the wireless data industry; (vii) our ability to integrate acquired businesses and technologies; (viii) our ability to generate revenue growth; (ix) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (x) our ability to manage our remaining operations; and (xi) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica" and "WyndTell" are registered trademarks of GoAmerica. "Go.Web", is also a trademarks of GoAmerica. Other names may be trademarks of their respective owners.

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